SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential,  for use of the  Commission  Only  (as  permitted  by Rule
     14a-6(e)(2)
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant toss. 240.14a-11(c) orss. 240.14a-12

 . . . . . . . . . . .GALAXY  ENTERPRISES,  INC. . . . . . . . . .. . . .
                (Name of Registrant as Specified In Its Charter)
 .  .  . . . . . . . . . . . . . . . . . . . . . . . . . . .
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
         0-11.

         1) Title of each class of securities to which transaction applies:
         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         2)  Aggregate number of securities to which transaction applies:
         .  .  .  . . . . . . . .. . . . . . . . . . . . . . . . . . . . .
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         .  .  .  . . . . . . . . .  . . . . . . . . . . . . . . . . . . .
         4)  Proposed maximum aggregate value of transaction:
         .  .  .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         5)  Total fee paid:
         .  .  .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1)  Amount Previously Paid:
         .  .  .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         2)  Form, Schedule or Registration Statement No.:
         .  .  .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         3)  Filing Party:
         .  .  .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         4)  Date Filed:
         .  .  .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                            GALAXY ENTERPRISES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 17, 2000

To the Shareholders:

                  Notice is hereby given that the 2000 Annual Meeting of Shareholders of Galaxy Enterprises, Inc. ("the Company") will be held at 754 East Technology Avenue, Orem, Utah 84097, on May 17, 2000, at 10:00 a.m. local time, for the following purposes:

                  1. To elect four directors, each to serve a one year term, and until each of their successors is elected and shall qualify;

                  2. To approve an amendment to the Company's 1997 Stock Option Plan to increase the number of shares of common stock authorized for issuance under the Plan from 1,000,000 to 2,000,000; and

                  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

                  The Board of Directors has fixed the close of business on April 21, 2000, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders, and only shareholders of record at such date will be so entitled to notice and to vote.

Your vote is important. Please sign and date the enclosed Proxy and return it promptly in the enclosed return envelope whether or not you expect to attend the meeting. You may revoke your Proxy and vote in person should you decide to attend the meeting.

                                       By Order of the Board of Directors,


                                       Frank C. Heyman, Secretary

April 24, 2000


IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING, PLEASE FILL IN, DATE, SIGN, AND RETURN THE ENCLOSED PROXY WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A PROXY IS REVOCABLE AT ANY TIME PRIOR TO THE VOTING OF THE PROXY, BY WRITTEN NOTICE TO THE SECRETARY OF THE CORPORATION OR BY VOTING IN PERSON AT THE MEETING.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                            GALAXY ENTERPRISES, INC.
                            ------------------------

                                     GENERAL

                  This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Galaxy Enterprises, Inc. ("the Company") for the Annual Meeting of Shareholders ("Annual Meeting") of the Company to be held on May 17, 2000. The Shareholders of the Company will consider and vote upon the proposals described herein and referred to in the Notice of the Meeting accompanying this Proxy Statement.

                  The close of business on April 21, 2000, has been fixed as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. On such date there were outstanding and entitled to vote 6,218,449 shares of Common Stock. Each share of Common Stock is entitled to one vote on each matter to be considered at the Annual Meeting. For a description of the principal holders of such stock, see "PRINCIPAL HOLDERS OF COMMON STOCK" below.

                  Shares represented by Proxies will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying the contrary will be voted in favor of (i) the Board of Directors' nominees for directors of the Company, and (ii) approving an amendment to the Company's 1997 Stock Option Plan to increase the number of shares of common stock authorized for issuance under the Plan from 1,000,000 to 2,000,000.

                  The Proxies being solicited by the Board of Directors may be revoked by any shareholder giving the Proxy at any time prior to the Annual Meeting by giving notice of such revocation to the Company, in writing, at the address of the Company provided below. The Proxy may also be revoked by any shareholder giving such Proxy who appears in person at the Annual Meeting and advises the Chairman of the meeting of his intent to revoke the Proxy.

                  The principal executive offices of the Company are located at 754 East Technology Avenue, Orem, Utah 84097. This Proxy Statement and the enclosed Proxy are being furnished to shareholders on or about April 28, 2000.

                        PRINCIPAL HOLDERS OF COMMON STOCK

                  The following table sets forth information as of April 21, 2000, with respect to the beneficial ownership of the Company's Common Stock by
(i) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table under "Executive Compensation", and all officers and directors of the Company as a group.

                                 Number of Shares
Beneficial Owner                Beneficially Owned (1)      Percent of Class(2)
-------------------------     --------------------------   ---------------------
John J. Poelman                      1,060,213 (3)                    16.2%
4009 N. Quail Run Drive
Provo, UT  84604

Brandon B. Lewis                       129,333 (4)                     2.0%
2952 West 1060 North
Provo, UT 84601

Frank C. Heyman                        101,667 (5)                     1.6%
8468 Jardim Way
Sandy, UT 84093

Darral G. Clarke                        22,000 (6)                      .3%
4102 N. Quail Run Drive
Provo, UT 84604

All officers and                     1,313,213 (7)                    20.1%
directors as a group
(5 persons)












__________________

1 Except as otherwise indicated, all shares are directly owned with voting and investment power held by the person named. Amounts shown include, where applicable, shares subject to presently exercisable options.


2 The percentage shown for each beneficial owner is calculated based upon the outstanding Common Stock, including shares of Common Stock subject to presently exercisable options held by such beneficial owner which are deemed to be outstanding.

3 Includes 80,000 shares subject to presently exercisable options.

4 Includes 118,333 shares subject to presently exercisable options.

5 Includes 101,667 shares subject to presently exercisable options.

6 Includes 22,000 shares subject to presently exercisable options.

7 Includes 322,000 shares subject to presently exercisable options.

                           POSSIBLE CHANGE OF CONTROL

                  In December 1999, the Company announced that it had signed a letter of intent to be acquired by Netgateway, Inc., a Delaware corporation ("Netgateway"). On March 13, 2000, the Company and Netgateway, issued a press release concerning the execution of a Merger Agreement between the parties and a wholly-owned subsidiary of Netgateway, pursuant to which the subsidiary would be merged with and into the Company, with the Company remaining as the surviving corporation in the merger and a subsidiary of Netgateway. Upon consummation of the merger, Netgateway will acquire the Company for approximately 3.9 million shares of Netgateway common stock, or approximately six tenths of one share of Netgateway common stock for each share of the Company's common stock. In addition, Netgateway has agreed to assume all outstanding options under the Company's 1997 Stock Option Plan. Assuming that all such options granted as of the date of the Merger Agreement are outstanding on the date of the merger such assumed options will, following the merger, be exercisable for approximately 1.1 million shares of Netgateway common stock. Consummation of the merger is subject to certain terms, conditions and termination rights specified in the Merger Agreement, including approval of both companies' stockholders.

                  In connection with the execution of the Merger Agreement, Netgateway and John J. Poelman, the Company's Chief Executive Officer and largest shareholder, entered into a voting agreement pursuant to which, among other things, Mr. Poelman agreed to vote in favor of approval and adoption of the merger. In addition, in connection with the Merger Agreement, Netgateway and Sue Ann Cochran, the holder of approximately 3% of the Company's Common Stock entered into a voting agreement pursuant to which, among other things, Ms.
Cochran agreed to vote in favor of approval and adoption of the merger. Mr. Poelman and Ms. Cochran together own approximately 19% of the total outstanding shares of the Company.

                  In connection with the execution of the Merger Agreement, Netgateway and Mr. Poelman entered into an option agreement, pursuant to which, among other things, Mr. Poelman granted to Netgateway an option to purchase his shares of the Company's Common Stock. This option may only be exercised for a limited period of time following a termination of the Merger Agreement and only if the Merger Agreement is terminated for certain specified reasons.

                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

              In accordance with the Bylaws of the Company, the Board of Directors has fixed its number at four members. The incumbent directors were elected at the last annual meeting to each serve a one year term.

              At the Annual Meeting, the four directors listed below, will stand for election, each to serve a one year term and thereafter until his successor is elected and shall qualify.

              In the absence of instructions to the contrary, the persons named in the Proxy will vote the Proxy's FOR the election of the nominees listed below, unless otherwise specified in the Proxy. The Board of Directors has no reason to believe that its nominees will be unable to serve, but if any of the nominees should be unable to serve, the Proxy will be voted for such other persons as the Board of Directors shall recommend.

              Certain information concerning the nominees to the Board of Directors.


                                                                                                Served As
  Nominee            Age       Company Position Held                                          Director Since
  -------            ---       ---------------------                                          --------------
John J. Poelman      57       President, CEO and Director                                            1996
Brandon B. Lewis     28       Executive Vice President-Sales and Marketing and Director              1996
Frank C. Heyman      62       Vice President, CFO, Secretary, Treasurer and Director                 1997
Darral G. Clarke     59       Director                                                               1999


Compensation of Directors

                  The Company pays its Board members directors' fees of $500 per meeting and reimburses them for their reasonable expenses in attending Board meetings. The Company does not pay any fees for attendance at committee meetings. Darral G. Clarke received an option to purchase 12,000 shares of the Company's Common Stock in 1999 for consulting services rendered to the Company. The option was granted at market value as of the date of grant. In their capacities as officers of the Company, Brandon B. Lewis and Frank C. Heyman were granted options in 1999.

Board and Committee Meetings

                  There were four meetings of the Board of Directors held during the last fiscal year. All of the directors attended at least 75 percent of the meetings. The Board of Directors has established a Compensation Committee whose members are John J. Poelman, Brandon B. Lewis and Frank C. Heyman. The Committee met three times in 1999. The Board has also established an Audit Committee whose members are Brandon B. Lewis and Darral G. Clarke. The Committee did not meet in 1999.

Executive Officers, Directors and Significant Employees

                  Certain information regarding the business experience of the current executive officers, directors and significant employees is set forth below:

                  JOHN J. POELMAN. Mr. Poelman is the President, Chief Executive Officer and a Director of the Company. He has served as an officer and director of the Company since December 1996. His past business experience includes seventeen years with AM International, Inc. where he served as director of manpower development and training, Chief Operating Officer for Newcastle Financial Corporation, a regional company specializing in estate and financial planning.

                  BRANDON  B.   LEWIS.   Mr.   Lewis  is  the   Executive   Vice
President-Sales and Marketing and a Director of the Company. He has served an officer and/or director of the Company since December 1996. He is a graduate of Brigham Young University with a B.S. degree in English. His past business experience includes employment from May 1992 to August 1994 as Collection Manager for Co-Op Communications, Inc., a company specializing in "dial-one long distance". From August 1994 to September 1997 he was employed as Vice President of Marketing and Director of Sales for Profit Education Systems, Inc.

                  FRANK C. HEYMAN. Mr. Heyman is a Vice President, Secretary, Treasurer and Chief Financial Officer and a Director of the Company. He has served as an officer and director of the Company since July 1997. He is a graduate of the University of Utah with a B.S. degree in accounting. Prior to 1992, Mr. Heyman served for twelve years as Chief Financial Officer for Scan-Tron Corporation, a manufacturer of optical mark reading equipment used in test scoring by the educational community, followed by employment for five years as Vice President and Chief Financial Officer of GC Industries, Inc., a manufacturer of calibration systems for toxic gas monitors. From June 1992 to May 1996, he served as Financial Vice President and Chief Financial Officer and a Director of NYB Corporation, a manufacturer of women's sports clothing. From June 1996 to April 1997 he was employed as Controller of Provider Solutions, Inc., a business consulting firm.

                  DARRAL G. CLARKE. Mr. Clarke is a Director of the Company and has served as such since June 1999. He obtained his A.B. from the University of Utah, M.S. from Ohio State University and a Ph.D. from Purdue University. During the periods 1972 to 1976 and from 1981 to 1986, Mr. Clarke was a faculty professor at Harvard University's School of Business, and has served as a visiting professor at the University of Chicago. From 1986 to the present, he has been the G. Dennis O'Brien Professor of Management at Brigham Young University, and served as the Director of its MBA program during 1990-1992.

                  DAVID T. WISE. Mr. Wise has served as the Chief Operating Officer of the Company since September 1999. He received a MBA degree from Brigham Young University. His past experiences include seven years at Capsoft Development, a software company specializing in solutions for lawyers, where he served as both Chief Operating Officer and Chief Financial Officer. Prior thereto, he was the Chief Operating Officer for Medcare, Inc., a professional management company that owned and/or managed a chain of medical clinics and practices in the northwest. He also worked for New Japan Securities where he developed computerized pricing models for pricing options and futures for the Japanese Securities market.

                  Vicki Bullio Poelman, the wife of John J. Poelman, is a significant employee who manages the Company's production group. There are no other family relationships among the Company's executive officers, directors and significant employees.

                  Officers of the Company serve at the discretion of the Board of Directors or until the next annual meeting of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

                  Based solely upon a review of Forms 3, 4 and 5 and amendments thereto and written representations provided to the Company by its officers, directors and 10% shareholders, the Company is unaware of any such persons failing to file on a timely basis any reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except for (i) Brandon B. Lewis, Frank C. Heyman and Darral G. Clarke who inadvertently filed their Form 5s late for the grant of stock options received by them in 1999, and (ii) David
T. Wise who inadvertently filed his Form 3 late.

                             EXECUTIVE COMPENSATION

Compensation Summary

                  The following table sets forth information concerning the cash and non-cash compensation, paid or to be paid by the Company to its chief executive officer and to each of its executive officers named below, for the three fiscal years ended December 31, 1999.


                           Summary Compensation Table

                                                                               Long-Term
                             Annual Compensation                              Compensation

                                                             Other Annual                          All Other
Name and Principal                   Salary     Bonus        Compensation     Stock Options      Compensation (2)
Position                     Year     ($)        ($)          ($) (1)            (Shares)         ($)
-----------------------     ------- ---------- ----------- ----------------- --------------      ----------------
John J. Poelman,             1999     80,719     43,312                                0          3,638
Chief Executive              1998     75,000          0                          200,000          3,638
Officer                      1997          0          0                                0          3,638

No other officer of the Company received total salary and bonus of $100,000 or more.

Employment Agreements

                  The Company has written employment agreements with all of its executive officers. Salaries for executive officers are subject to increases and the payment of bonuses upon annual review by the Board of Directors. Executive officers are entitled to certain fringe benefits, including medical insurance and use of a vehicle provided by the Company. The officers reimburse the Company for the personal use of Company provided vehicles.

Stock Option and Incentive Plans

                  1997 Stock Option Plan. The 1997 Stock Option Plan (the "1997 Plan") authorizes the grant of incentive and nonqualified stock options to officers, directors, key employees, consultants and advisers. The 1997 Plan covers a maximum of 1,000,000 shares of the Company's Common Stock. An amendment increasing to 2,000,000 the number of shares subject to options under the Plan has been adopted by the Board of Directors subject to shareholder approval. See PROPOSAL NO. 2 -- APPROVAL OF AMENDMENT TO 1997 STOCK OPTION PLAN below.

                  Options issued under the 1997 Plan may have an exercise price at the fair market value on the date of grant and a term of not more than 10 years. Options are generally not transferable and are exercisable in accordance with vesting schedules established by the Compensation Committee (the "Committee") of the Board of Directors administering the Plan.

                  The Committee establishes with respect to each option granted to an employee, and sets forth in the option agreement, the effect of the termination of employment on the rights and benefits thereunder.

                  On April 19, 2000, there were 1,681,815 shares subject to options outstanding under the 1997 Plan, with no shares available for further issuance.



_________________

1 The Company provides health, dental and other perquisites to each of its officers but they do not exceed the lesser of $50,000 or 10% of the officer's total annual salary and bonus.

2 Included are amounts contributed by the Company for life insurance premiums.

                  Incentive Compensation Plan. The Company has adopted an Incentive Compensation Plan for its executive officers. Executive officers may receive bonuses ranging from 5 percent to 100 percent of base salary, if the Company meets certain revenue and income goals. Accruals for bonuses totaling $107,993 for executive officers were made in 1999 under the Incentive Plan. Other employees are subject to various incentive company plans based on individual performance. The executive officers determine what the plans will be and how and when they will be paid.

                        Option Grants in Last Fiscal Year

                  There were no options granted to the Company's named officers during 1999.

                        Option Exercises During 1999 and
                            1999 Year-End Value Table

                  The following table sets forth certain information regarding the exercise and value of stock options held by the named officers during 1999.

                           Aggregated Option Exercises in 1999 and 1999 Year-End Option Value
----------------------- ------------------- ----------------- --------------------------- -------------------------------
(a)                    (b)                  (c)              (d)                          (e)
                                                                Number of Unexercised          Value of Unexercised
                       Shares Acquired                       Options at Fiscal Year-End      In-the-Money Options at
    Name                 on Exercise        Value Realized     Exercisable/Unexercisable          Fiscal Year-End
                                                                                            Exercisable/Unexercisable
--------------------- ------------------- ------------------ ---------------------------- -------------------------------
  John J. Poelman            -0-                 -0-               80,000/120,000                $244,000/366,000
===================== =================== ================== ============================ ===============================


PROPOSAL NO. 2 -- APPROVAL OF AMENDMENT TO 1997 STOCK OPTION PLAN

                  The Board of Directors has approved an amendment to the Company's 1997 Stock Option Plan, as amended (the "Plan") that would increase the maximum number of shares of the Company's Common Stock available to be awarded under the Plan by 1,000,000 shares from 1,000,000 shares to a total of 2,000,000 shares. Specifically, the amendment replaces Section 5 in its entirety with the following:

                  5. Shares Subject to Options. The stock available for grant of options under the Plan shall be shares of the Company's authorized but unissued, or reacquired, common stock. The aggregate number of shares which may be issued pursuant to exercise of options granted under the Plan shall not exceed 2,000,000 shares of the common stock (subject to adjustment as provided in Section 6.15). In the event that any outstanding option under the Plan for any reason expires or is terminated, the shares of common stock allocable to the unexercised portion of the option shall again be available for options under the Plan as if no option had been granted with respect to such shares.

A summary of the Plan and other related matters are described below.

                  The Board of Directors and the Compensation Committee of the Board of Directors (the "Committee") believe that it is important to have equity-based incentives available to attract and retain qualified employees. In particular, the Company has used stock options as an integral element of its overall compensation program for key employees. The Board of Directors believes that the proposed increase in shares available under the Plan is necessary to ensure that the Company can continue to offer competitive levels of stock-based compensation to new and existing employees. This amendment is subject to shareholder approval at the Meeting.

                  As disclosed above at "POSSIBLE CHANGE OF CONTROL", the Company has entered into a Merger Agreement with Netgateway. Under the Merger Agreement, and assuming shareholders approve this amendment and thus increasing the number of shares authorized under the Plan, each shareholder of the Company would receive approximately .63 shares of Netgateway common stock for each share of the Company's Common Stock held by them. If the requisite shareholder approval for this amendment is not obtained, then under certain circumstances the shareholders may receive approximately .69 shares of Netgateway common stock for each share of the Company's Common Stock held by them.

                  General. The Plan was originally adopted by the Board of Directors in 1997, and approved by the shareholders at the 1998 Annual Meeting. The Plan will terminate on December 31, 2015, unless sooner terminated by the Board of Directors in its sole discretion. The Plan provides for the grant of options to officers and employees of the Company. Options for a total of 1,697,550 shares have been granted under the Plan to officers, employees and consultants of the Company. Of this amount, 697,550 options were granted subject to shareholder approval of this Amendment. These grants exceed the number of options allowed under the Plan by 697,550 shares. If the shareholders approve Proposal Two, the balance of shares available to be awarded under the Plan will increase to 302,450 shares. Under applicable accounting rules, the 697,550 shares granted prior to shareholder approval are not considered outstanding until shareholder approval is obtained. Once shareholder approval is obtained, there will be a non-cash charge to the income statement of the difference between fair market value of the shares subject to option and the strike or exercise price.


                  Administration. The Plan is administered by a Committee of the Board of Directors of the Company ("the Committee"). The Committee has the authority to select the individuals to whom options are granted and to determine the terms of each option, including the number of shares covered by each option, the option exercise price, when the options become vested or exercisable, and whether the options will be incentive stock options or non-qualified stock options.

                  Eligibility. Under the Plan, options may be granted to any employee (including any officer or director who is an employee) of the Company or any of its subsidiaries and any non-employee director of the Company is eligible to receive a non-qualified option under the Plan. The Committee decides which employees will participate in the Plan and the number of options to be granted to each employee. All directors, employees and officers of, or consultants or advisors to, the Company and its subsidiaries are eligible to receive options under the Plan, but only employees of the Company and its subsidiaries are entitled to receive incentive stock options.

                  Types of Options. Both incentive and nonqualified stock options may be granted. In general, the aggregate fair market value (determined on the date of grant) of shares of Common Stock for which any employee may be granted incentive stock options in any calendar year (under all option plans of the Company and its subsidiary corporations) may not exceed $1,000,000 plus any unused limit carryover to such year allowed under Section 422 of the Internal Revenue Code. There is no such limit in the case of nonqualified stock options.

                  Duration of Options. Subject to early termination or acceleration provisions (which are summarized below), an option is exercisable in whole or in part from the date specified in the related option agreement until the expiration date specified by the Committee; however, all options expire not later than ten years after the date of grant.

                  Purchase Price. The purchase price payable upon the exercise of a stock option granted must be at least equal to the fair market value of the Common Stock on the date of the grant (defined in the Plan as the closing price of the Common Stock as reported by NASDAQ). Payment for the exercise by employees may be made (i) in cash or cash equivalents; (ii) with shares of Common Stock already owned by the option holder, with certain restrictions;
(iii) if authorized by the Committee, or if specified in the award agreement, by a promissory note; (iv) by notice and third party payment in such manner as may be authorized by the Committee; or (v) by any combination thereof.

                  Modification. Subject to the terms and conditions and within the limitations of the Plan, the Committee from time to time may modify, extend, or renew outstanding options granted under the Plan, accept the surrender of outstanding options (to the extent not theretofore exercised), and authorize the granting of new options in substitution thereof (to the extent not theretofore exercised).

                  Termination of Employment or Service. The Committee establishes with respect to each option granted to an employee, as set forth in the option agreement, the effect of the termination of employment on the rights and benefits thereunder.

                  Acceleration of Options. Upon the approval by the shareholders of a dissolution or liquidation, certain agreements to merge or consolidate, the sale of substantially all of the Company's assets or certain other Changes in Control, as such term is defined in the Plan, each option will become immediately exercisable, unless the surviving corporation in any such merger, reorganization, or consolidation elects to assume the option under the Plan or to issue substitute options in place thereof. Subject to the provisions of the Plan, the Committee also may provide for acceleration of the exercisability (vesting) of the options if such acceleration is determined to be necessary or advisable for purposes of administration of the Plan.

                  Term; Termination; Amendment. The Plan will expire on December 31, 2015. After that date no further options may be granted. No option shall be exercisable after the expiration of the earliest of - (i) ten (10) years after the date of the option is granted; (ii) three (3) months after the date of the Optionee's employment with the Company and is subsidiaries terminates if such termination is for any reason other than permanent disability, death, or cause, unless the optionee dies or becomes permanently disabled within three (3) months after the date of such termination; (iii) thirty (30) days after the date the Optionee's employment with the Company and its subsidiaries terminates if such termination is for cause, as determined by the Board of Directors or the Committee, in its sole discretion; or (iv) one (1) year after the date the optionee's employment with the Company and its subsidiaries terminates if such termination is a result of death or permanent disability or the optionee dies or becomes permanently disabled within three (3) months after the date of such termination. The Board of Directors may suspend, terminate or amend the Plan, but no amendment may (to the extent then required by rules promulgated by the Securities and Exchange Commission), without approval of the shareholders, (i) increase the total number of shares covered by the Plan; (ii) modify the eligibility requirements for participation in the Plan; (iii) reduce the exercise price of options granted under the Plan; or (iv) extend the latest date upon which options may be exercised. Further, without the consent of the optionee, no amendment may adversely affect any then outstanding option or any unexercised portion thereof.

                  Transferability. Options may not be transferred voluntarily or involuntarily except by will or pursuant to the laws of descent and distribution, except that NSOs may be transferred pursuant to a qualified domestic relations order (as defined in SEC Rule 16b-3), and options may be exercised during the optionee's lifetime only by the optionee.

                  Federal Income Tax Consequences.

                  Nonqualified Options. An employee receiving a nonqualified option under the Plan does not recognize taxable income on the date of grant of the option, assuming (as is usually the case with plans of this type) that the option does not have a readily ascertainable fair market value at the time it is granted. However, the employee must generally recognize ordinary income at the time of exercise of the nonqualified option in the amount of the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise. The amount of ordinary income recognized by an employee is generally deductible by the Company. The deduction is normally available in the year that the income is recognized. Upon subsequent disposition, any further gain or loss is taxable either as a short-term or long-term capital gain or loss, depending upon the length of time that the shares of Common Stock are held.

                  Incentive Stock Options. An employee who is granted an incentive stock option under the Plan does not recognize taxable income either on the date of grant or on the date of its timely exercise. However, the excess of the fair market value of the Common Stock received upon the exercise of the incentive stock option over the option exercise price is includible in the employee's alternative minimum taxable income ("AMTI") and may be subject to the alternative minimum tax ("AMT"). For AMT purposes only, the basis of the Common stock acquired by the exercise of an incentive stock option is increased by the amount of such excess.

                  Upon disposition of the Common Stock acquired upon exercise of an incentive stock option, long-term capital gain or loss will be recognized in an amount equal to the difference between the sales price and the option exercise price (except that for AMT purposes the gain or loss would be the difference between the sales price and the employee's basis increased as described in the preceding paragraph), provided that the employee has not disposed of the Common Stock within two years after the date of grant or within one year from the date of exercise. If the employee disposes of the Common Stock without satisfying both holding period requirements (a "Disqualifying Disposition"), the employee will generally recognize ordinary income at the time of such Disqualifying Disposition to the extent of the lesser of: (i) the difference between the exercise price and the fair market value of the Common Stock on the date the incentive stock option is exercised or (ii) the difference between the exercise price and the amount realized on such Disqualifying Disposition. Any remaining gain or any net loss is treated as a short-term or long-term capital gain or loss, depending upon the length of time that the Common Stock is held. If a Disqualifying Disposition occurs at a loss in the same taxable year that the excess of the fair market value of the Common Stock received on exercise of the incentive stock option over the exercise price is includible in the employee's AMTI, the amount includible will not exceed the amount equal to the excess of the amount realized on the Disqualifying
Disposition over the exercise price. Unlike the case in which a nonqualified option is exercised, the Company is not entitled to a tax deduction upon either the timely exercise of an incentive stock option or upon disposition of the Common Stock acquired pursuant to such exercise, except to the extent that the employee recognizes ordinary income in a Disqualifying Disposition.

                  Accelerated Payments. If, as a result of certain changes in control of the Company, a recipient's options become immediately exercisable, the additional economic value, if any, attributable to the acceleration may be deemed a "parachute payment." The additional value will be deemed a parachute payment if such value, when combined with the value of other payments which are deemed to result from the change in control, equals or exceeds a threshold amount equal to 300% of the recipient's average annual taxable compensation over the five calendar years preceding the year in which the change in control occurs, in such cases, the excess of the total parachute payments over such recipient's average annual taxable compensation will be subject to a 20% nondeductible excise tax in addition to any income tax payable. The Company will not be entitled to a deduction for that portion of any parachute payment which is subject to the excise tax.

                  Tax Withholding. Upon any exercise or vesting of any option, the Company may require a participant to pay the amount of any taxes that the Company may be required to withhold with respect to such transaction. If withholding is required in connection with the delivery of Common Stock under the Plan, the Committee may grant to the participant the right to elect, subject to certain conditions, to have the Company reduce the number of shares to be delivered by the number of shares, valued at their fair market value, that would satisfy the withholding obligation.

                               PLAN BENEFITS TABLE

                  The following table sets forth, for certain executive officers and groups, the cumulative option awards that have been granted under the Plan through April 19, 2000. Future option grants, if any, that will be made to eligible participants in the Plan are subject to the discretion of the Committee and, therefore, are not determinable at this time. Each award was made at an exercise price equal to the market value of the Company's common stock on the day of grant. The value of each such award depends on the market value of the Company's common stock on the day of exercise and therefore cannot be determined or estimated at this time. The market value of the Company's Common Stock on April 19, 2000 was $2.25 per share.

                     Name of Person                  Number of Options (1)
                     --------------                  ---------------------
                    John J. Poelman                      200,000
                    Executive Officers-Group             950,000
                    Non-Executive Directors               12,000
                    Non-Executive Officers               225,000
                    Employee Group                       510,550


__________

1 Excludes options granted under the Plan which were subsequently cancelled.

                  Approval of this amendment to the Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be counted as shares voting on such matter and accordingly will have no effect on the approval of Proposal Two.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE PLAN.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                  The  Company  utilizes  the  services of  Electronic  Commerce
International, Inc. ("ECI"), a Utah corporation, which provides merchant accounts and leasing services to small businesses. ECI processes the financing of Company merchants' storefront leases and also wholesales an on-line, real-time service which the Company's merchants use for on-line processing of credit card transactions. John J. Poelman, President, Chief Executive Officer and a Director of the Company, is the sole stockholder of ECI. Total fees paid to ECI during 1999 totaled $722,400. The Company also had a receivable from ECI for leases in process at December 31, 1999 of $52,518.

                                RELATIONSHIP WITH
                         INDEPENDENT PUBLIC ACCOUNTANTS

                  The Board of Directors has selected Wisan Smith Racker & Prescott, LLP to be the independent public accountants for the Company for the fiscal year ending December 31, 2000. Wisan Smith Racker & Prescott, LLP served as the Company's independent public accountants for the fiscal year ended December 31, 1999.

                  Representatives of Wisan Smith Racker & Prescott, LLP are expected to attend the 2000 Annual Meeting and will have an opportunity to make a statement if they desire to do so, and they will be available to answer appropriate questions from shareholders.

                              SHAREHOLDER PROPOSALS

                  If a shareholder wishes to present a proposal at the 2001 Annual Meeting of Shareholders, the proposal must be received by Galaxy Enterprises Inc., 754 East Technology Avenue, Orem, Utah 84097 prior to January 31, 2001. The Board of Directors will review any proposal which is received by that date and determine whether it is a proper proposal to present to the 2001 Annual Meeting.

                                  VOTE REQUIRED

                  A majority of the 6,218,449 issued and outstanding shares of Common Stock of the Company shall constitute a quorum at the Annual Meeting. Under the Company's Bylaws, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting provided a quorum is present. The affirmative vote of at least a majority of the shares represented at the meeting is required for all other proposals to come before the meeting.. If a shareholder abstains from voting certain shares, those shares will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, will not be considered as votes cast either for or against a particular matter. The Company intends to treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which the broker or nominee indicates on a proxy that it does not have discretionary authority to vote) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will not be considered as votes cast either for or against a particular matter.

                  Votes cast by shareholders who attend and vote in person or by proxy at the Annual Meeting will be counted by inspectors to be appointed by the Company (it is anticipated that the inspectors will be employees, attorneys or agents of the Company).

                                  OTHER MATTERS

                  As of the date of this Proxy Statement, the Board of Directors of the Company does not intend to present and has not been informed that any other person intends to present, a matter for action at the Annual Meeting other than as set forth herein and in the Notice of Annual Meeting. If any other matter properly comes before the meeting, it is intended that the holders of Proxies will act in accordance with their best judgment. The Board of Directors may read the minutes of the last Annual Meeting of Shareholders and make reports, but shareholders will not be requested to approve or disapprove such minutes or reports.

                  In addition to the solicitation of Proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit Proxies personally or by telephone. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials  to the  beneficial  owners of Common  Stock  held of record  and will reimburse such persons for forwarding such material. The cost of this solicitation of Proxies will be borne by the Company.

                  COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB (INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE COMPANY, ATTENTION: INVESTOR RELATIONS, GALAXY ENTERPRISES, INC., 754 East Technology Avenue, OREM, UTAH 84097. Copies of the Company's 1999 Form 10-KSB without exhibits is being mailed with this Proxy Statement. Additional copies may also be obtained by writing to the address given above.

                  The enclosed Proxy is furnished for you to specify your choices with respect to the matters referred to in the accompanying notice and described in this Proxy Statement. If you wish to vote in accordance with the Board's recommendations, merely sign, date and return the Proxy in the enclosed envelope, which requires no postage if mailed in the United States. A prompt return of your Proxy will be appreciated.

                                          By Order of the Board of Directors

Date: April 24, 2000
                                          Frank C. Heyman, Secretary

                                      PROXY

                            GALAXY ENTERPRISES, INC.

           This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints John J. Poelman and Frank C. Heyman and each of them as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse, all shares of Common Stock of the Company held of record by the undersigned on April 21, 2000, at the Annual Meeting of Shareholders to be held at the Company's corporate offices at 754 East Technology Avenue, Orem, Utah 84097, on Wednesday, May 17, 2000, at 10:00 a.m., local time, or at any adjournment thereof.

                         (To Be Signed On Reverse Side.)

[x] Please mark your votes as in this example.

                                For     Withheld

1.    Election of Directors.    [ ]       [ ]        Nominees:  John J. Poelman

                                                                Brandon B. Lewis

                                                                Frank C. Heyman

                                                                Darral G. Clarke

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------

                                                For      Against      Abstain

2.   To amend the  Company's  1997 Stock        [ ]       [ ]          [ ]
     Option Plan to increase  the number
     of shares  authorized  for issuance
     under  the Plan from  1,000,000  to
     2,000,000.

3.   In their  discretion,  the  Proxies        [ ]       [ ]          [ ]
     are  authorized  to vote  upon such
     other business as may properly come
     before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Please sign and date this Proxy where shown below and return it promptly:

No postage is required if this Proxy is returned in the enclosed envelope and mailed in the United States.

SIGNATURE(S) ________________________________________  DATE ___________________
Note: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.